Exhibit 99.1

FOR IMMEDIATE RELEASE

Cleveland BioLabs and Sabby Announce Resolution of Litigation

Buffalo, NY – September 8, 2014 – Cleveland BioLabs, Inc. (NASDAQ:CBLI) and Sabby Healthcare Volatility Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. (collectively, “Sabby”), today announced an agreement to resolve the pending claims against each other arising from the January 2014 sale of securities.

Based upon CBLI’s documentary evidence and representation that CBLI had no prior knowledge, information, or reasonable belief indicating that BARDA would terminate negotiations with CBLI, Sabby Healthcare Volatility Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. have agreed to withdraw their claims without compensation from the Company. CBLI has agreed to waive any claims for legal fees and expenses from Sabby. The parties have exchanged mutual releases.

The Parties have also agreed that Sabby will return to the Company for cancellation the Series B warrants for 2,049,180 shares of common stock at an exercise price of $1.22 per share that it received in connection with the January 2014 transaction. Sabby will also waive its right to object to, and cancel all restrictions to, variable rate transactions that it has in connection with the January 2014 transaction. The Company has agreed to extend the term of the Series A warrants for 2,049,180 shares of common stock that Sabby received in connection with the January 2014 transaction by two years and reduce the exercise price from $1.22 to $1.02.

The Company and Sabby look forward to continuing a mutually beneficial financial relationship, as demonstrated by Sabby’s recent participation in a June 2014 private placement with CBLI.

About Cleveland BioLabs

Cleveland BioLabs, Inc. is an innovative biopharmaceutical company seeking to develop first-in-class pharmaceuticals designed to address diseases with significant medical need. The company’s lead product candidates are entolimod, which is being developed for a biodefense indication and as a potential cancer treatment and Curaxin CBL0137, our lead oncology product candidate. The company conducts business in the United States and in the Russian Federation through our three operating subsidiaries, Incuron, LLC, BioLabs 612, LLC and Panacela Labs, Inc. The company maintains strategic relationships with the Cleveland Clinic, Roswell Park Cancer Institute, and the Children’s Cancer Institute Australia. To learn more about Cleveland BioLabs, Inc., please visit the Company’s website at http://www.cbiolabs.com.

This press release contains certain forward-looking information about Cleveland BioLabs that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. Words such as “look forward,” “will,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding relationships and agreements with third-parties. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

These risks and uncertainties include, among others, subsequent changes in the relationships or agreements with third parties. Some of these factors could cause future results to materially differ from the recent results or those projected in forward-looking statements. See also the “Risk Factors” and “Forward-Looking Statements” described in the Company’s periodic filings with the Securities and Exchange Commission.

Contact:

Rachel Levine

Vice President, Investor Relations

Cleveland BioLabs, Inc.

T: (917) 375-2935

E: rlevine@cbiolabs.com